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                                                                 Exhibit 10.2(m)

April 19, 2002

Mr. Dan Springer
1438 Green Street
San Francisco, CA 94109

Dear Dan:

We are pleased to offer you the position of Managing Director with Modem Media, reporting to Marc Particelli, CEO, starting on April 29, 2002 in our San Francisco office.

We have considered the challenge and opportunity offered by working in a fast paced environment and believe you will be more than able to meet the goals of Modem Media.

Your starting salary will be $10,416.66 semi-monthly, which is equivalent to $250,000.00 annually. As a Modem Media employee, you will be eligible to participate in certain employee benefit plans and programs including but not limited to medical, dental, life insurance, 401K, Employee Stock Purchase Plan, short term disability, long term disability and Flexible Spending plans.

In accepting a position with the Company, you agree that the employment relationship between the Company and you is an at-will relationship and that the employment and compensation can be terminated, with or without cause, and with or without notice, at any time, at the option of either the Company or you.

You will participate in the Management Incentive Bonus Program with a target of 50% of your annual base salary. All payments will be made based on actual earnings in the year the plan is managed. Under this plan, the payment you will receive, if any, is based on corporate performance targets, San Francisco performance targets and personal targets. Your participation in this program is pending the approval of the Board of Directors.

Pending Board approval, you will be granted 250,000 stock options. The options will vest as follows: 33% will vest on each of the first, second and third anniversary from the grant date of such options. However, if your employment is terminated without "cause" during the first year of your employment, the vesting of 50,000 options will accelerate fully. The exercise price of these granted options will be the current fair market value on the date of grant. You will participate in future grants of options to be determined by Company management and the Board of Directors.

For purposes of this offer letter, "Cause" shall mean (A) misconduct in the performance of duties with the Company, (including violation of the Company's policies or agreements relating to noncompetition or confidentiality); (B) failure (other than due to Disability) to substantially perform the duties of one's job; (C) engaging in illegal conduct (other than any misdemeanor, traffic violation or similar misconduct) in connection with the performance of duties for the Company; or (D) commission of a felony.

Your vacation will be 16 days per calendar year. Such amount will be pro-rated monthly. You will also be eligible for 4 Personal/Floater holidays. Details of all of these benefits can be found in the enclosed Employee Handbook.

This offer of employment is contingent upon your signing of the attached Employment, Confidential Information, Nondisclosure, Nonsolicitation, and Invention Assignment Agreement. Please review this document and sign the original and return with your signed

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offer letter. This offer is also contingent upon your providing proof of your eligibility to work in the United States.

On your first day of employment you will attend a Benefit Orientation given by Human Resources. Please bring evidence of your employment eligibility, in the form of identification such as a Passport, Birth Certificate, Social Security Card and Drivers License, etc.

Dan, we are looking forward to your joining Modem Media and playing a key role in our continued success. Please acknowledge your acceptance by signing the copy of your offer letter, confidentiality agreement and compliance certification and returning them to me in the enclosed envelope. If you have any questions or concerns, please give me a call.


Best Regards,

                                          Accepted By: /s/ Dan Springer

/s/ Rose Zory
VP, Human Resources                             Date: 04/29/2002